Exhibit 15

Winnebago Industries, Inc.
Forest City, Iowa

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Winnebago Industries, Inc. and subsidiaries for the periods ended February 26, 2005, and February 28, 2004, as indicated in our report dated April 5, 2005 (May 27, 2005 as to the effects of the restatement discussed in Note 12); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended February 26, 2005, is incorporated by reference in Registration Statements No. 2-40316, No. 2-82109, No. 33-21757, No. 33-59930, No. 333-31595, and No. 333-113246 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
May 27, 2005